UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2016

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UMH Properties, Inc.
(Exact name of registrant as specified in its charter)
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Maryland	001-12690	22-1890929
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Juniper Business Plaza, Suite 3-C 3499 Route 9 North Freehold, New Jersey (Address of principal executive offices)	07728 (Zip Code)

Registrant's telephone number, including area code:	(732) 577-9997

Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 5, 2016, UMH Properties, Inc. (the "Company") consummated its previously announced issuance and sale of 2,000,000 shares of its 8.0% Series B Cumulative Redeemable Preferred Stock in a registered direct placement at a sale price of $25.50 per share.  These shares of Series B Preferred Stock form a single series with, have the same terms as, and vote as a single class with, the 1,801,200 outstanding shares of Series B Preferred Stock issued in October 2015 and rank on a parity with the Company's outstanding 8.25% Series A Cumulative Redeemable Preferred Stock, of which 3,663,800 shares are outstanding.  The Company now has a total of 3,801,200 shares of Series B Preferred Stock outstanding. The Series B Preferred Stock has a $25.00 liquidation value per share.
The Company received net proceeds from the offering after expenses of approximately $49.1 million and intends to use such proceeds for general corporate purposes, which may include purchase of manufactured homes for sale or lease to customers, expansion of its existing communities, potential acquisitions of additional properties, and possible repayment of indebtedness on a short-term basis.
The Company issued a press release announcing the closing of the sale of the Series B Preferred Stock on April 5, 2016. This press release is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99 Press Release dated April 5, 2016

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 6, 2016	UMH PROPERTIES, INC.

	By:	/s/ Anna T. Chew
Name: Anna T. Chew
Title: Vice President, Chief Financial Officer and Treasurer

Exhibit Index

99. Press Release dated April 5, 2016.